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                                                                  EXHIBIT 10.15

                                    EMPLOYMENT AGREEMENT, dated as of June 17,
                                    1999, by and between IT NETWORK, INC., a Delaware corporation ("Company"), and HOWARD GROSS (the "Employee").


     Company desires to engage Employee to perform services for Company, and Employee desires to perform such services, on the terms and conditions set forth below:

     NOW, THEREFORE, the parties agree as follows:


     1. EMPLOYMENT. The Company hereby employs Employee as its President and Chief Operating Officer, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

     2. TERM. The term (the "Term") of employment of Employee pursuant to this Agreement shall commence on the date hereof and shall terminate on the second anniversary of the date hereof. The Term shall automatically be renewed for successive one year periods unless either party gives the other written notice to the contrary at least 30 days prior to the end of the Term or any such renewal thereof.

     3. DUTIES AND SERVICES. Employee shall devote his full time and best efforts to the business and affairs of the Company, and perform, in a competent manner, such executive and managerial functions and duties commensurate with his position as President and Chief Operating Officer of the Company, as the Board of Directors of the Company (the "Board") may reasonably prescribe from time to time. Such functions and duties shall include responsibility for and the authority to make all personnel decisions for the Company, subject to approval of the Chief Executive Officer of Source Media, Inc., the ultimate parent company of the Company ("Source Media"), or the Board. The Employee shall report directly to the Chief Executive Officer of Source Media and the Board. Employee agrees to serve as a member of the Board if elected or appointed and to serve as a director and officer of any corporation which is a subsidiary of the Company if elected by the stockholders or the board of directors of such subsidiary. The parties acknowledge that it is anticipated that the Employee will spend Monday through Thursday of each week at the Company's offices in Dallas, Texas until approximately four months from the date hereof. Thereafter, the Employee may reduce the time spent at the Company's principal place of business by half if reasonably practical to do so. The Company will not require Employee to relocate his home from Acton, MA.

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     4. COMPENSATION.

         A. BASE SALARY. For all services to be rendered by Employee hereunder, the Company shall pay Employee an annual base salary of $180,000. The Company shall pay Employee's salary in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations.

         B. DISCRETIONARY BONUS. On an annual basis, the Board shall consider a bonus payment to Employee based on his performance, and the Company's results of operations during each calendar year or portion thereof, during his employment with the Company. The total bonus shall be up to twenty-five percent (25%) of the Employee's then annual base salary. Such annual bonus shall be based equally upon Employee's performance and upon the achievement of certain amounts of the Company's earnings before interest, taxes, depreciation and amortization as agreed to in writing between the Employee and the Company in advance of each year. The timing of the bonus payment shall be in the sole and absolute discretion of the Board of Directors.

         C. STOCK OPTION PARTICIPATION. Employee shall receive a ten-year option to purchase 125,000 shares of the common stock, par value $.001 per share, of Source Media, Inc., the ultimate parent company of the Company, pursuant to the Stock Option Agreement in the form attached hereto as Exhibit A. Additional stock options may be granted by the board of directors of Source Media from time to time.

     5. EXPENSES. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses incurred on behalf of the Company by Employee. The Company acknowledges that such expenses may include, without limitation, reasonable costs associated with (A) travel to and from the Company's offices in Dallas, Texas, (B) operating costs of Employee's office in Acton, MA, generally consisting of expenses related to telephone line and ISP access charges, operating supplies and a cellular phone plan, (C) the apartment furnished to Employee by the Company pursuant to Section 6(B) including the cost of utilities and a cleaning service, (D) first class upgrade stickers for business air travel, (E) automobile expenses in and around Dallas, Texas and (F) meal expenses not to exceed the lesser of the amount set forth in the Company's guidelines or $75.00 per week. Employee shall submit to the Company an expense report and receipts or other verification of expenses to be reimbursed in accordance with the Company's standard policies.

     6. BENEFITS.

         A. INSURANCE AND RETIREMENT PLANS. Employee shall be entitled to such insurance and retirement plan benefits as are generally available to other senior management employees of the Company, pursuant to Company policy in effect from time to time, such as health insurance, disability and life insurance, and the right to participate in any retirement plans maintained by the Company. The Employee may, in lieu of participating in the Company's PPO medical plan, elect reimbursement by the Company for the cost of a disability policy (or other

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benefits Employee may choose) in an amount not to exceed the lesser of (i) the full cost to the Company of family coverage under the Company's PPO medical plan and (ii) $10,000.

         B. ACCOMMODATIONS. The Company shall rent during the Term a furnished apartment for the Employee in the Dallas, Texas area. Such apartment shall be selected by the Employee in his reasonable discretion subject to approval by the Chief Executive Officer of Source Media or the Board.

     7. VACATION AND PERSONAL DAYS. Employee shall be entitled to twenty (20) business days of paid vacation during each calendar year (pro-rated for periods shorter than a calendar year). Vacation days shall be taken in accordance with the Company's published guidelines.

     8. TERMINATION PROVISIONS.

         A. TERMINATION FOR CAUSE. Notwithstanding the provisions of Section 2 above, the Company, on two days prior written notice, may terminate the employment of Employee for any of the following reasons (for "cause"), without the payment of any compensation to Employee, except accrued salary and vacation pay due for the period prior to the date of termination of employment:

           (i) Employee shall be convicted of a felony;

           (ii) Commission of theft from or fraud against the Company or any willful misconduct by the Employee that is materially injurious to the financial condition or business reputation of the Company, including by reason of material breach by the Employee of the provisions of this Agreement.

         B. TERMINATION BY COMPANY OTHER THAN FOR CAUSE, DEATH OR DISABILITY.

           (i) If the employment of Employee is terminated by the Company other than for cause, death or disability, the Company shall pay to Employee as severance compensation, in equal monthly installments, (a) the base salary payments that Employee would have earned if he had continued his employment until the end of the initial Term, and (b) an amount equal to any accrued and unpaid vacation days on the date of termination of employment. Such payments shall cease in the event Employee obtains other employment at compensation greater than or equal to Employee's compensation (including bonuses) from the Company, following termination of employment. In the event Employee obtains other employment at lesser compensation than specified above, then the Company shall pay Employee the difference between said compensation and the compensation otherwise payable under this section.

           (ii) Until the date Employee obtains other employment and receives activated coverage as specified below, or the end of the Term, whichever occurs first, the Company

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will continue life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Employee and his dependents prior to termination of his employment, except to the extent such coverage may be changed in its application to all Company employees on a nondiscriminatory basis.

         C. TERMINATION ON ACCOUNT OF DISABILITY OR DEATH.

           (i) In the event Employee shall, during the term of this Agreement, become physically or mentally disabled so that he is unable, or can reasonably be expected to be unable, to perform his duties hereunder for a period of seventy-five (75) consecutive days, or ninety (90) non-consecutive days within any twelve (12) month period, the Company shall have the right to terminate Employee's employment, provided that (a) the Company provides the Employee with not less than five (5) days prior written notice of the termination of his employment and (b) the Company makes the payments to Employee referred to in clause (ii) below. Any determination of disability shall be made by a physician selected by the Company and reasonably acceptable to the Employee.

           (ii) In the event the Company terminates the Employee's employment for disability as set forth in clause (i) above ("Disability Termination"), Employee shall be entitled to receive, in monthly installments, the base salary Employee would have received in the following six months had his employment continued for six months past the date of Disability Termination less any amounts Employee receives from insurance payments under any Company-provided insurance plan on account of such disability. All payments made pursuant to this paragraph shall be made in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations. In addition, the Company, at its expense, for a period of six months following the date of Disability Termination, will continue medical and dental insurance coverage substantially identical to the coverage maintained by the Company for Employee and his dependents prior to termination of employment, except to the extent such coverage may be changed in its application to all Company employees on a non-discriminatory basis.

           (iii) In the event of the death of Employee, the Company shall pay the estate of the Employee or his legal representative the accrued salary and vacation pay due for the period prior to the date of Employee's death.

         D. TERMINATION BY THE EMPLOYEE.

           (i) Notwithstanding the provisions of Section 2 above, the Employee will be considered to have resigned his employment for "good reason" if the Company, without the express written consent of the Employee, materially breaches this Agreement.

           (ii) In the event that the Employee resigns from his employment for good reason, the Company shall be obligated to provide the Employee with the severance payments and

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insurance coverage as required if the Company had terminated the Employee other than for cause pursuant to Section 8(B) above.

           (iii) In the event that the Employee resigns from his employment without good reason, the Company shall be obligated to provide the Employee with the payments as required if the Company had terminated the Employee for cause pursuant to Section 8(A) above.

     9. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants that Employee is not subject to or a party to any agreement, contract, covenant, order or other restriction which in any way prohibits, restricts or impairs Employee's ability to enter into this Agreement and carry out his duties and obligations hereunder. Each party hereto represents and warrants to the other that (A) it has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement and to perform fully all of his or its obligations hereunder; and (B) this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation of such party, enforceable in accordance with its terms.

     10. NON-COMPETITION AND SECRECY.

         A. NO COMPETING EMPLOYMENT. For so long as Employee is employed by the Company and for a period of the lesser of (i) twelve (12) months after termination of employment and (ii) the expiration of the Term, Employee shall not, directly or indirectly, own an interest in, manage, operate, join, control, lend money, or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or in a similar capacity, any sole proprietorship, partnership, firm, corporation or other business organization or entity that competes with the Company in any business in which it is engaged during the Term or at the time of the Employee's termination; provided, however, that nothing in this Section 10(A) shall prohibit Employee from (i) making a non-controlling and passive investment in a corporation or other entity whose shares are publicly traded or (ii) engaging in any activity referred to above in any geographic area in which the Company is not engaged in business during the Term or at the time of the Employee's termination. The foregoing restriction shall not apply in the event that the Employee is terminated without cause or resigns his employment for good reason.

         B. NO INTERFERENCE. For the period ending twelve (12) months after the later of (i) the termination of the Employee's employment and (ii) the expiration of the Term, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), intentionally solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with, any person who is employed by the Company at the time of the termination of the Employee's employment.

         C. SECRECY. Employee recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder, he may acquire confidential information and trade secrets concerning the operation of the Company or

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any affiliate thereof, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee covenants and agrees with the Company that he will not at any time, except in performance of Employee's obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade with respect to the products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of its products), business plans, prospects or opportunities but shall exclude any information already in the public domain. Notwithstanding anything to the contrary herein contained, Employee's obligation to maintain the secrecy and confidentiality of the confidential information under this Section 10 shall not apply to any such confidential information which is disclosed through any means other than as a result of any act by Employee constituting a breach of this Agreement or which is required to be disclosed under applicable law.

         D. EXCLUSIVE PROPERTY. Employee hereby agrees to keep all such records in connection with Employee's employment as the Company may from time to time direct, and all such records shall be the sole and exclusive property of the Company. Upon termination of the Employee's employment, the Employee shall return to the Company all confidential and/or proprietary information that exists in written or other physical form (and all copies thereof) under the Employee's control.

         E. INJUNCTIVE RELIEF. Without intending to limit the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in this Section 10 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek to obtain a temporary restraining order and/or a preliminary injunction restraining Employee from engaging in activities prohibited by this Section 10 or such other relief as may be required to specifically enforce any of the covenants in this
Section 10.

     11. INDEMNIFICATION. The Company shall indemnify the Employee and hold the Employee harmless from and against any claim, loss, damages, expense, liability or cause of a action (whether now pending or subsequently commenced), including, without limitation, liability in connection with suits by shareholders, debtholders, prospective joint venturers or strategic partners, or current or former employees, arising from or out of the Employee's consulting work for the Company prior to the date hereof and during the term of the Employee's employment pursuant to this Agreement, to the maximum extent permitted by applicable law and the Company's charter and bylaws provided that such activities were undertaken in good faith and for the benefit of the Company. If for any reason the foregoing indemnification is unavailable or insufficient to hold the Employee harmless, then the Company shall contribute to the amount paid or payable by the

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Employee as a result of such claim, loss, damages, expense, liability or cause of action in such proportion as is equitable.

     12. SECTION HEADINGS. The titles to the Sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretations of the provisions of this Agreement.

     13. NOTICES. All notices, demands and requests provided or permitted to be given pursuant to this Agreement, shall be given in writing, sent by certified mail, return receipt requested, and addressed as follows or to such other address so designated in the appropriate manner by the parties. All notices shall be deemed effective when mailed.


         Company:          IT Network, Inc.
                           c/o Source Media, Inc.
                           5400 LBJ Parkway
                           Suite 680
                           Dallas, Texas 75240
                           Attention:  Board of Directors

                           With a copy to:

                           Robert L. Winikoff, Esq.
                           Cooperman Levitt Winikoff Lester & Newman, P.C.
                           800 Third Avenue
                           New York, New York 10022


         Employee:         Howard Gross
                           5 Duston Lane
                           Acton, MA 01720


     14. ASSIGNMENT AND ASSUMPTION. The rights of each party under this Agreement are personal to that party and may not be assigned, delegated or transferred to any other person, firm, corporation, or other entity without the prior written consent of the other party, except that the Company may transfer its rights under this Agreement to any affiliate or other entity which succeeds, by contract or operation of law, to all or substantially all of the business of the Company and agrees in writing to assume the Company's obligations under this Agreement, and provided such transfer does not materially change the provisions of section 10 of this Agreement.

     15. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles of the laws of said state. The Company shall reimburse the Employee for all reasonable

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fees and disbursements incurred by the Employee in connection with any dispute over the enforcement of the Employee's rights under this Agreement, but only if the Employee substantially prevails in such dispute.

     16. ENTIRE AGREEMENT. This Agreement, and the stock option agreement evidencing the stock option referred to in Section 4(C), shall constitute the entire agreement between the parties and any prior written or oral understanding or representation of any kind, or any oral communications shall not be binding upon either party except to the extent incorporated in this Agreement. This Agreement supersedes any and all prior agreements between the parties.

     17. MODIFICATION OF AGREEMENT. This Agreement can be modified only in writing and shall be binding only if executed with and under the same formality by the parties hereto or their duly authorized representatives.

     18. NO WAIVER. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but each same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

     19. EFFECT OF PARTIAL INVALIDITY. The invalidity or unenforceability of any provision or covenant of this Agreement shall not be deemed to affect the validity or enforceability of any other provision or covenant. In the event that any provision or covenant of this Agreement is held invalid or unenforceable, the same shall be deemed automatically modified to the minimum extent necessary to make such provision or covenant enforceable and the parties agree that the remaining provisions shall be deemed to be and to remain in full force and effect.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts and all counterparts so executed shall constitute one and the same agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Employment
Agreement as of the date first above written.


                                  IT NETWORK, INC.


                                  By: /s/ Stephen W. Palley
                                     ----------------------
                                      Name:  Stephen W. Palley
                                      Title: Chief Executive Officer


                                      /s/ Howard Gross
                                      ---------------------
                                          Howard Gross


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